LICHTER, YU AND ASSOCIATES, INC.

CERTIFIED PUBLIC ACCOUNTANTS

21031 VENTURA BLVD., SUITE 316
WOODLAND HILLS, CA 91364

TEL (818)789-0265 FAX (818) 789-3949

November 2, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by DSG Global, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of DSG Global, Inc. dated on or about October 18, 2017 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Sincerely,

Lichter, Yu and Associates, Inc.